STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	8
Beginning Date of Accrual Period	20-Jun-03
End Date of Accrual Period	20-Jul-03
Payment Date	21-Jul-03
Previous Payment Date	20-Jun-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	31,836,986.85
Collections of Interest (net of Servicing Fee and principal recoveries)	5,342,169.86
Servicing Fee	293,223.92
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	37,369,200.63
Interest Paid to Notes	926,949.08
Principal Paid to Notes	36,149,027.63
Servicing Fee	293,223.92
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	703,737,416.04
Principal Collections (including repurchases)	31,836,986.85
Charge off Amount	(54,358.00)
Ending Pool Amount	671,846,071.19

Collateral Performance
Cash Yield (% of beginning balance)	9.61%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.09%
Net Yield	9.52%
Cumulative Realized Losses	(86,236.51)
Cumulative Loss Percentage	0.01%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	7,371,044.38
One Payment number of Home Equity Loans	77
Two Payments principal balance of Home Equity Loans	2,398,407.58
Two Payments number of Home Equity Loans	26
Three Payments + principal balance of Home Equity Loans	4,950,528.45
Three Payments + number of Home Equity Loans	47
Three Payments + Delinquency Percentage	0.74%
Three Payments + Rolling Average	0.50%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	6,960
Number of Home Equity Loans outstanding (Ending of Collection Period)	6,662
Number of Home Equity Loans that went into REO	1
Principal Balance of Home Equity Loans that went into REO	35,299.74

Overcollateralization
Begin Overcollateralization Amount	52,818,599.01
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	4,257,682.78
End Overcollateralization Amount	57,076,281.79

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateralization Amount	52,764,241.01
Interim Overcollateralization Deficiency	31,682,697.44

Excess Cashflow	4,312,040.78

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	72.61%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	43.791903
2. Principal Distribution per $1,000	42.697047
3. Interest Distribution per $1,000	1.094856

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.10375%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.65375%
3. Available Funds Cap	9.68541%
4. Note Rate	1.65375%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	926,949.08
7. Current Interest and Interest Carry forward Amount paid	926,949.08
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	650,918,817.03
2. Principal Payment Amount paid	31,836,986.85
3. Distributable Excess Cashflow paid	4,312,040.78
4. Note Principal Amount, after payments	614,769,789.40

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.7261289
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9150456